Exhibit 1.2
FORM OF FIRST AMENDMENT TO
DEALER MANAGER AGREEMENT
January 26, 2011
Lazard Capital Markets LLC (“LCM”)
30 Rockefeller Plaza
New York, NY 10020
Dear Sirs:
          Reference is made to the Dealer Manager Agreement dated January 3, 2011 (as amended from time to time, the “DMA”) between Evergreen Solar, Inc., a Delaware corporation (the “Company”), and you. Capitalized terms used but not defined herein are used as defined in the DMA.
          The Company has requested that you agree, and you agree, to amend the DMA to, among other things, reflect the addition of certain collateral and related security documents in respect of the New 7.5% Notes, all on the terms and conditions set forth in this letter amendment (this “Amendment”).
          In consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Amendments to DMA. Subject to the satisfaction of the conditions precedent specified in Section 3 hereof, effective as of the date of this Amendment:
(a)	The first sentence of the first paragraph of Section 1(a) of the DMA shall be amended by replacing the phrase “7.5% Convertible Senior Notes due 2017” therein with the phrase “7.5% Convertible Senior Secured Notes due 2017”.

(b)	The second paragraph of Section 1(a) of the DMA shall be amended by adding the following to the end of said second paragraph:

“The Company plans to consummate a merger (the “Merger”) with the Guarantor in which the Company will be the surviving corporation, prior to the Expiration Date (defined below).”

(c)	Section 1(a) of the DMA shall be amended by adding the following to the end of the third paragraph in said Section 1(a):

“Such proposed amendments include, among other things, if the 13% Release Event (defined below) occurs, the termination and release of the security interests in and liens on the “Collateral” (as such term is defined in the Pledge and Security Agreement dated as of April 26, 2010 among the Company, the Guarantor and U.S. Bank, National Association, as collateral agent thereunder (the “Existing 13% Collateral Agent”) granted by the Company and the Guarantor in favor of the Existing 13% Collateral Agent.”

(d)	The fourth paragraph of Section 1(a) of the DMA shall be deleted in its entirety.

(e)	The first sentence of the fifth paragraph of Section 1(a) of the DMA shall be amended by deleting the phrase “and the New 4% Notes to be issued in the New 4% Notes Financing” from said sentence.

(f)	The fifth paragraph of Section 1(a) of the DMA shall be amended by replacing the phrase “(as in effect on the date of this Agreement, the “Proxy Statement”)” therein with the phrase “(initially dated the date of this Agreement, as amended and in effect on January 26, 2011, the “Proxy Statement”)”.

(g)	Section 1(a) of the DMA shall be amended by adding the following new paragraphs after the sixth paragraph in said Section 1(a):
          “The New 7.5% Notes will be guaranteed (collectively, the “7.5% Guarantees”) on a senior secured basis, jointly and severally, by the U.S. subsidiary guarantors required under the 7.5% Indenture (the “Subsidiary Guarantors”), as described in the Prospectus. Subject to the terms and conditions described in the Prospectus, if Consents are received from the holders of the requisite principal amount of the Existing 13% Notes and are accepted by the Company, the Company and any Subsidiary Guarantors will secure their obligations under the New 7.5% Notes and the 7.5% Guarantees by first-priority security interests in the Collateral (defined below), subject to Permitted Liens (as defined under the caption “Description of New 7.5% Notes” in the Prospectus), as described in the Prospectus, pursuant to the Security Agreement (defined below). For the purposes of this Agreement, the terms “Collateral” and “Secured Obligations” shall have the respective meanings assigned to such terms under the caption “Description of New 7.5% Notes” in the Prospectus.
          The “Collateral Trust Agreement” shall mean (a) if Consents are received from the holders of at least 75% of the outstanding principal amount of the Existing 13% Notes and are accepted by the Company on the Closing Date (the “13% Collateral Release Event”), the Collateral Trust Agreement, to be entered into and dated as of the Closing Date of the 7.5% Exchange Offer, among the Company, the Subsidiary Guarantors from time to time party thereto, U.S. Bank, National Association, as collateral agent thereunder (the “7.5% Collateral Agent”), and the 7.5% Trustee, and (b) if Consents are received from the holders of more than 50% but less than 75% of the outstanding principal amount of the Existing 13% Notes and are accepted by the Company on the Closing Date (the

“50% Consent Event”), the Amended and Restated Collateral Trust Agreement, to be entered into and dated as of the Closing Date of the 7.5% Exchange Offer, among the Company, the Subsidiary Guarantors from time to time party thereto, the Existing 13% Trustee, the 7.5% Trustee, and U.S. Bank, National Association, as collateral agent (the “Joint Collateral Agent”) thereunder for the holders of the Secured Obligations.
          The “Security Agreement” shall mean (a) if the 13% Collateral Release Event occurs on the Closing Date, the Pledge and Security Agreement, to be entered into and dated as of the Closing Date of the 7.5% Exchange Offer, among the Company, the Subsidiary Guarantors from time to time party thereto and the 7.5% Collateral Agent and (b) if the 50% Consent Event occurs on the Closing Date, the Amended and Restated Pledge and Security Agreement, to be entered into and dated as of the Closing Date of the 7.5% Exchange Offer, among the Company, the Subsidiary Guarantors from time to time party thereto, and the Joint Collateral Agent.”
(h)	The first paragraph of Section 1(b) of the DMA shall be amended and restated to read in its entirety as follows:
          “The Company has prepared and filed with the Commission, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Securities Act”), an initial registration statement on Form S-4 (No. 333-171001), including a prospectus, as amended by Amendment No. 1 thereto filed with the Commission on December 22, 2010, Amendment No. 2 thereto filed with the Commission on December 23, 2010 and Amendment No. 3 thereto filed with the Commission on December 30, 2010, covering the registration of the Exchange Securities. The term “Initial Registration Statement,” as used in this Agreement, shall mean such initial registration statement on Form S-4 (No. 333-171001), as so amended by such amendments, and including the exhibits thereto and any documents incorporated by reference therein or deemed part of such registration statement pursuant to Rule 430C under the Securities Act, in the form filed with the Commission. The Company has also prepared and filed with the Commission on January 26, 2011, under the Securities Act, a post-effective amendment to the Initial Registration Statement. The term “Post-Effective Amendment,” as used in this Agreement, shall mean such post-effective amendment, as such may be amended, and including the exhibits thereto and any documents incorporated by reference therein or deemed part of such post-effective amendment pursuant to Rule 430C under the Securities Act, and, in the event of any amendment or supplement thereto, shall also mean such post-effective amendment as so amended or supplemented. The term “Registration Statement,” as used in this Agreement, shall mean the Initial Registration Statement and the Post-Effective Amendment, and including the exhibits thereto and any documents incorporated by reference therein or deemed part thereof pursuant to Rule 430C under the Securities Act, in the form in which they became effective or become effective and, in the event of any amendment or supplement thereto or the filing of any abbreviated registration statement pursuant to Rule 462(b) under the Securities Act relating thereto after the effective dates thereof, shall also mean such registration statements as so amended or supplemented, together with any such abbreviated registration statements. The term “Prospectus” as used herein shall mean (i) for the period from January 3, 2011 to January 26, 2011, the final prospectus included in the Initial Registration Statement (including any amendments or supplements thereto and any documents incorporated in the Prospectus by reference) and used to commence the original exchange offers, (ii) for the period from January 26, 2011 to and including the later of (x) the date the Post-Effective Amendment becomes effective and (y) if the Prospectus referred to in clause (iii) below is not filed with the Commission and disseminated to the holders of Existing Notes prior to the Expiration Date, the Expiration Date, the preliminary prospectus included in the Post-Effective Amendment (including any amendments or supplements thereto and any documents incorporated into the Prospectus by reference), and (iii) for the period from and after the effectiveness of the Post-Effective Amendment, the final prospectus included in the Post-Effective Amendment (including any amendments or supplements thereto and any documents incorporated into the Prospectus by reference), except that if the final prospectus furnished to the Dealer Manager for use in connection with the Offers differs from the prospectus included in the Post-Effective Amendment (whether or not such prospectus is required to be filed pursuant to Rule 424(b)), the term “Prospectus” shall also refer to the final prospectus (including without limitation any prospectus included as part of any additional post-effective amendment to the Registration Statement), as amended or supplemented, furnished to the Dealer Manager for such use. The terms “supplement” and “amendment” or “supplemented” and “amended” as used herein with respect to the Prospectus shall include all documents deemed to be incorporated by reference in the Prospectus that are filed subsequent to the date of filing of the Prospectus with the Commission and prior to the termination of the Offers by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”). The term “Commencement Date” as used in this Agreement shall mean the date of commencement of the original exchange offers, which occurred January 3, 2011, the effective date of the Initial Registration Statement. The term “Expiration Date” shall mean, with respect to each Offer, the date and time that the Offer expires.”
(i)	The third sentence of Section 4(a) of the DMA shall be amended and restated to read it its entirety as follows:
          “Thereafter, to the extent required by Rule 13e-4, until the date three days prior to the Expiration Date, the Company shall use its reasonable efforts to cause copies of such Exchange Offer Materials to be mailed to each person who becomes a holder of record of any Existing Notes prior to such date.”
(j)	The third sentence of Section 4(b) of the DMA shall be amended by deleting the words “Pre-Effective Registration Statement”.

(k)	The first sentence of Section 6(b) of the DMA shall be amended and restated to read in its entirety as follows:

“The Initial Registration Statement, including the Prospectus, has been prepared by the Company in conformity in all material respects with the requirements of the Securities Act and has been filed with, and declared effective by, the Commission on or before the Commencement Date; and the Post-Effective Amendment, including the Prospectus, has been prepared by the Company in conformity in all material respects with the requirements of the Securities Act and has been filed with the Commission on or before January 26, 2011, and has or will become effective before the Expiration Date.”

(l)	The third sentence of Section 6(b) of the DMA shall be amended by deleting the phrase “the Pre-Effective Registration Statement,” from such sentence.

(m)	The first paragraph of Section 6(h) of the DMA shall be amended and restated to read in its entirety as follows:

“(h) The Company has been duly organized, is validly existing as a corporation or other legal entity in good standing under the laws of its jurisdiction of organization, has the power and authority (corporate or other) to own its properties and to conduct its business as described in the Registration Statement and Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries, individually or in the aggregate, or adversely affect the power or ability of the Company or any of its subsidiaries to perform their respective obligations under this Agreement, the Indentures, the Supplemental 13% Indenture, the 7.5% Guarantees, the Security Agreement, the Collateral Trust Agreement or the Exchange Securities, as applicable, or to consummate any transactions contemplated by this Agreement or the Prospectus (a “Material Adverse Effect”).”

(n)	The first sentence of Section 6(i) of the DMA shall be amended and restated to read in its entirety as follows:

“Each of the Company and (with respect to the Supplemental 13% Indenture, and only prior to the Merger) the Guarantor has all requisite corporate or limited liability company, as applicable, power and authority to enter into and perform their respective obligations under this Agreement, the 4% Indenture, the 7.5% Indenture, the Supplemental 13% Indenture, the Security Agreement, the Collateral Trust Agreement and the New Notes, and to consummate each Offer and all other transactions contemplated in the Exchange Offer Materials; and this Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.”

(o)	Section 6(i) of the DMA shall be amended by adding the following to the end of said Section 6(i):

“Each 7.5% Guarantee will be duly authorized by each Subsidiary Guarantor and, when the New 7.5% Notes have been duly executed, authenticated, issued and delivered as provided in the 7.5% Indenture and paid for as provided herein, each 7.5% Guarantee, when executed and delivered by the Subsidiary Guarantors, will be a valid and legally binding obligation of each of the respective Subsidiary Guarantors, enforceable against each of the respective Subsidiary Guarantors in accordance with their terms, except as the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and will be entitled to the benefits of the 7.5% Indenture. The Security Agreement has been or will be duly and validly authorized by the Company and (if any) each Subsidiary Guarantor, and when executed and delivered by the Company, each Subsidiary Guarantor and the Collateral Agent (assuming due authorization by the Collateral Agent), will be a valid and binding agreement of, the Company and each Subsidiary Guarantor, enforceable against the Company and each Subsidiary Guarantor in accordance with its terms, except as the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Collateral Trust Agreement has been or will be duly and validly authorized by the Company and (if any) each Subsidiary Guarantor, and when executed and delivered by the Company, each Subsidiary Guarantor, the Collateral Agent, the 7.5% Trustee and (if the 50% Consent Event occurs on the Closing Date) the Existing 13% Trustee (assuming due authorization by the Collateral Agent and Trustees), will be a valid and binding agreement of, the Company and each Subsidiary Guarantor, enforceable in accordance with their terms, except as the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each of the 7.5% Guarantees, Security Agreement and the Collateral Trust Agreement conform and will conform in all material respects to the descriptions thereof contained in the Registration Statement and Prospectus.”

(p)	Section 6(j) of the DMA shall be amended by deleting the phrase “(except, with respect to the New 4% Notes issued in the New 4% Notes Financing and the underlying Conversion Shares, for the rights of OCI described in the OCI Stockholders’ Agreement (defined below))” from said Section 6(j).

(q)	Section 6(k) of the DMA shall be amended by deleting the phrases “(except, with respect to New 4% Notes issued in the New 4% Notes Financing and the underlying Conversion Shares, for the rights of OCI described in the OCI Stockholders’ Agreement)” and “(except, with respect to New 4% Notes issued in the New 4% Notes Financing and the underlying Conversion Shares, for the rights of OCI described in the OCI Stockholders’ Agreement)” from said Section 6(k).

(r)	Section 6(l) of the DMA shall be amended by replacing the phrase “by the Company or the Guarantor of their respective obligations under this Agreement, the Indentures, the Supplemental 13% Indenture or the Exchange Securities, as applicable, or” therein with the following phrase:

“by the Company or the Guarantor of their respective obligations under this Agreement, the Indentures, the Supplemental 13% Indenture, the 7.5% Guarantees, the Collateral Trust Agreement, the Security Agreement or the Exchange Securities, as applicable, or”

(s)	Section 6(m) of the DMA shall be amended and restated in its entirety to read as follows:

“(m) Other than (i) as may be required under state securities or blue sky laws in connection with the Offers, (ii) under the rules and regulations of FINRA, (iii) the filing of Uniform Commercial Code financing statements in appropriate form and with the appropriate governmental authorities pursuant to the Security Agreement or (iv) which has otherwise been, or will be, granted, obtained, filed, qualified or registered, as applicable, prior to the Closing Date for each Offer, no consent, approval, authorization or order of, or filing, qualification or registration with, any court or governmental agency or body, foreign or domestic, which has not been made, obtained or taken and is not in full force and effect, is required for the execution, delivery and performance of this Agreement by the Company, the Offers or the consummation of the transactions contemplated hereby or by the Indentures, the Supplemental 13% Indenture, the Security Agreement or the Collateral Trust Agreement.”

(t)	Section 6(s) of the DMA shall be amended by deleting the phrase “and the New 4% Notes Financing” from said Section 6(s).

(u)	Section 6(uu) of the DMA shall be amended by replacing the phrase “Pre-Effective Registration Statement” therein with the following phrase: “Initial Registration Statement and the Post-Effective Amendment”.

(v)	Section 6 of the DMA shall be amended by adding the following new subsections immediately after Section 6(vv) of the DMA:

“(ww) The Security Agreement, when executed and delivered, will create in favor of the Collateral Agent for the benefit of the holders of Secured Obligations, the Collateral Agent and the applicable Trustee(s) on behalf of the holders of the New 7.5% Notes and (if the 50% Consent Event occurs on the Closing Date) the

Existing 13% Notes, valid and enforceable security interests (subject to Permitted Liens) in and liens on the rights of the Company and (if any) each Subsidiary Guarantor in the property in which a security interest is purported to be granted under the Security Agreement and upon, or as a result of, the filing of Uniform Commercial Code financing statements in appropriate form and with the appropriate governmental authorities (including payment of all necessary fees and taxes) and upon the taking of the other actions described in the Security Agreement, such security interests in the rights of the Company and (if any) each Subsidiary Guarantor in such property will constitute a first-priority, perfected security interest in all right, title and interest in the property in which a security interest is purported to be granted to the extent such perfection can be obtained upon the taking of such actions and will be subject only to Permitted Liens. The Company and (if any) the Subsidiary Guarantors collectively own, have rights in or have the power to transfer rights in the Collateral, free and clear of any liens other than (i) the security interests granted pursuant to the Security Agreement, and (ii) liens expressly permitted to exist on the Collateral under the 7.5% Indenture.

(xx) Prior to the Expiration Date, the Merger will have been duly authorized by the Company and the Guarantor and will have been consummated in compliance with all applicable requirements of law.”

(w)	The first sentence of Section 7(h) of the DMA shall be amended and restated to read in its entirety as follows:

“That the Company will not, for a period (the “Lock-Up Period”) commencing on the date of this Agreement and ending sixty (60) days following the Expiration Date, without the prior written consent of LCM, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the Company’s sale of the Exchange Securities hereunder and the issuance of shares of Common Stock on conversion thereof, the issuance of restricted Common Stock or options to acquire Common Stock pursuant to the Company’s employee benefit plans, qualified stock option plans or other employee compensation plans as such plans are in existence on the date hereof and described in the Prospectus, the issuance of Common Stock pursuant to the valid exercises of options, warrants or rights outstanding on the date hereof, and the delivery of unrestricted Common Stock in exchange for restricted Common Stock pursuant to the terms of the OCI Stockholders’ Agreement.”

(x)	Section 7(u) of the DMA shall be amended by deleting the phrase “and New 4% Notes Financing” from said Section 7(u).

(y)	Section 7 of the DMA shall be amended by adding the following new subsection immediately after Section 7(u) of the DMA:

“(v) The Company will consummate the Merger prior to the Expiration Date in compliance with all applicable requirements of law.”

(z)	Section 10(b) of the DMA shall be amended and restated in its entirety as follows:

“(b) The Company shall have filed the Initial Registration Statement and Schedule TO with the Commission not later than the Commencement Date and the Initial Registration Statement shall have become effective on or prior to the Commencement Date, and the Company shall have filed the Post-Effective Amendment on or prior to January 26, 2011 and the Post-Effective Amendment shall have become effective on or prior to the Expiration Date.”

(aa)	Section 10(j) of the DMA shall be amended and restated in its entirety to read as follows:
          “(j) On (i) if the Expiration Date occurs on or prior to February 14, 2011, the Expiration Date and (ii) if the Expiration Date occurs after February 14, 2011, the Closing Date, the Dealer Manager shall have received a letter (the “Bring-Down Letter”) from PricewaterhouseCoopers, LLP addressed to the Dealer Manager, executed and dated the Expiration Date or the Closing Date, as applicable, confirming, as of the date of the Bring-Down Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three (3) business days prior to the date of the Bring-Down Letter), the conclusions and findings of such firm, of the type ordinarily included in accountants’ “comfort letters” to dealer managers, with respect to the financial information and other matters covered by its letter delivered to the Dealer Manager pursuant to its letter delivered to the Dealer Manager pursuant to Section 3(g) of the First Amendment to Dealer Manager Agreement, dated as of January 26, 2011, between the Company and the Dealer Manager.”
(bb)	Section 10 of the DMA shall be amended by adding the following new subsections immediately after Section 10(t) of the DMA, and by re-lettering Section 10(u) of the DMA as Section 10(x):

“(u) At the Closing Date, the Company and other parties thereto shall have entered into the Collateral Trust Agreement, and the Dealer Manager shall have received a true and complete copy of the Collateral Trust Agreement, duly executed by the parties thereto. The Collateral Trust Agreement shall be in form and substance reasonably satisfactory to the Dealer Manager and in full force and effect.

(v) At the Closing Date, the Dealer Manager shall have received (i) true and complete copies of the Security Agreement, duly executed by the parties thereto, and Uniform Commercial Code financing statements in appropriate form for filing and (ii) evidence of the filing of such Uniform Commercial Code financing statements with the Secretary of State of the State of Delaware. Each such document shall be in form and substance reasonably satisfactory to the Dealer Manager and in full force and effect and the Company and (if any) the Subsidiary Guarantors shall have taken all actions required by the Security Agreement to be taken as of such date. The Dealer Manager shall also have received copies of Uniform Commercial Code, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date, listing all effective financing statements, lien notices or comparable documents that name the Company or any Subsidiary Guarantor as debtor and that are filed in those state jurisdictions in which the Company or such Subsidiary Guarantor is organized and such other searches that the Dealer Manager deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Agreement, subject only to Permitted Liens. If the 13% Collateral Release Event occurs on the Closing Date, the Dealer Manager shall also have received evidence satisfactory to it of the termination and release of the existing liens made by the Company and the Guarantor in favor of the Existing 13% Collateral Agent.

(w) On or before the Closing Date of the 7.5% Exchange Offer, the Dealer Manager shall have received evidence satisfactory to it of (1) consummation of the Merger in accordance with applicable law, together with copies of the certificate of merger and other related Merger documents, and (2) any recordings in the applicable real property records required by law to vest title in any interest in real property in the Company post-Merger and any related transfer tax, change of ownership or similar instruments required to filed in connection therewith.”
2.	Representations and Warranties. The Company represents and warrants to you that the representations and warranties of the Company set forth in the DMA are true and correct on the date hereof, as if made on and as of the date hereof (except to the extent that such representations and warranties expressly relate to an earlier date, in which case the representations and warranties are true and correct as of such earlier date), and as if each reference therein (a) to the DMA included reference to this Amendment and the DMA as amended hereby (including without limitation the changes to defined terms effected by this Amendment), and (b) to the Schedule TO included reference to the Amendment No. 1 to the Schedule TO filed with the Commission on the date hereof and the Schedule TO as amended thereby.

3.	Conditions Precedent. This Amendment shall become effective, as of the date hereof, upon satisfaction of all of the following conditions precedent:
(a)	The Company shall have filed with the Commission not later than the date hereof, in compliance with Sections 4, 7(b) and all other applicable provisions of the DMA, the following documents:
(i)	the Post-Effective Amendment;

(ii)	an amended Proxy Statement; and

(iii)	an Amendment No. 1 to the Schedule TO.

(b)	This Amendment shall have been duly executed and delivered by each of the parties hereto.

(c)	The representations and warranties of the Company in Section 2 hereof shall be true and correct, and the Dealer Manager shall have received an officer’s certificate, in form and substance reasonably satisfactory to the Dealer Manager, of the Company to the effect set forth in Section 3(e) hereof.

(d)	All consents, approvals, authorizations and licenses required in connection with the execution and delivery by the Company of this Amendment shall have been obtained and shall be in full force and effect.

(e)	The Company shall have furnished to the Dealer Manager a certificate, dated the date hereof, of its Chairman of the Board, its President or a Vice President and its chief financial officer stating that: (i) such officers have carefully examined the Initial Registration Statement and the Post-Effective Amendment (referred to in such certificate collectively as the “Registration Statement”), any Permitted Free Writing Prospectus and the Prospectus and, in their opinion, the Registration Statement and each amendment thereto, as of the respective dates thereof, and as of the date of this Amendment did not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of its date and as of the date hereof, any Permitted Free Writing Prospectus as of its date and as of the date hereof, and each amendment or supplement to the Prospectus, as of the respective date thereof and as of the date hereof, did not include any untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading; (ii) to their knowledge after reasonable investigation, since the effective date of the Initial Registration Statement, no event has occurred which should have been, but has not been, set forth in a supplement or amendment to the Registration Statement or the Prospectus; (iii) to their knowledge after reasonable investigation, as of the date hereof, the representations and warranties of the Company in this Agreement are true and correct in all material respects (provided, that if any such representation and warranty contains any materiality qualification such as “in all material respects” or by referring to a “Material Adverse Effect” or similar references, then such representation and warranty shall be true and correct in all respects) and the Company has complied in all material respects (provided, that if any such agreement contains any materiality qualification such as “in all material respects” or by referring to a “Material Adverse Effect” or similar references, then the Company shall have complied with such agreement in all respects) with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the date hereof; (iv) to their knowledge after reasonable investigation, there has not been, subsequent to the date of the most recent audited financial statements included or incorporated by reference in the Prospectus (in each case exclusive of any amendment or supplement thereto after January 3, 2011 other than those to which the Dealer Manager has not objected or has consented, as applicable, pursuant to Section 4 of the DMA), any Material Adverse Effect or any material adverse change in the financial position or results of operations of the Company and its subsidiaries, or any change or development that, singularly or in the aggregate, would involve a material adverse change or a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, business, assets or prospects of the Company and its subsidiaries taken as a whole, except as set forth in the Prospectus (in each case exclusive of any amendment or supplement thereto after January 3, 2011 other than those to which the Dealer Manager has not objected or has consented, as applicable, pursuant to Section 4 of the DMA); (v) to their knowledge after reasonable investigation, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment shall have been issued or be in effect and no proceedings for that purpose shall have been instituted or, to the Company’s knowledge, threatened by the Commission; and (vi) to their knowledge after reasonable investigation, no restraining order shall have been issued and no action, lawsuit, claim or governmental or administrative proceeding shall have been commenced or, to their knowledge, threatened with respect to any Offer before any Other Agency.

(f)	On the date hereof and assuming the references therein to the DMA include the DMA as amended by this Amendment, the conditions set forth in Sections 10(c), (d) and (m) of the DMA shall be satisfied.

(g)	On the date hereof, the Dealer Manager shall have received a letter (the “Additional Comfort Letter”) from PricewaterhouseCoopers, LLP addressed to the Dealer Manager, executed and dated the date hereof, confirming, as of the date of the Additional Comfort Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three (3) business days prior to the date of the Additional Comfort Letter), the conclusions and findings of such firm, of the type ordinarily included in accountants’ “comfort letters” to dealer managers, with respect to the financial information and other matters covered by its letter delivered to the Dealer Manager pursuant to Section 10(i) of the DMA.

(h)	The Company shall have furnished to the Dealer Manager and counsel to the Dealer Manager such further information, opinions, certificates, letters or documents as the Dealer Manager shall have reasonably requested.
The Company’s execution and delivery of this Amendment shall be deemed to be a representation and warranty by the Company to the Dealer Manager that, on the date hereof and assuming the references therein to the DMA include the DMA as amended by this Amendment, the conditions set forth in Sections 10(c), (d) and (m) of the DMA are satisfied.

All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory to your counsel. The

Company will furnish you with such number of conformed copies of such opinions, certificates, letters and documents, as you shall reasonably request.

4.	Effect on DMA. The DMA shall be and remain in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery and performance of this Amendment shall not operate as a waiver or amendment of any right, power or remedy of the Dealer Manager or the Company under the DMA. Each of the Company and the Dealer Manager hereby ratifies and confirms in all respects all of its respective obligations under the DMA. Without limiting the generality of the foregoing, the Company acknowledges and agrees that the Dealer Manager continues to expressly rely on Section 10 of the DMA.

5.	No Novation; Entire Agreement. This Amendment is not a novation or discharge of the terms and provisions of the obligations of the Company or the Dealer Manager under the DMA. There are no other understandings, express or implied, between the Company and the Dealer Manager regarding the subject matter of this Amendment.

6.	Successors. This Amendment, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, you and the other Indemnified Persons, and their respective successors and assigns. Nothing in this Amendment is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereto.

7.	Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York.

8.	WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AMENDMENT OR ANY CLAIM RELATED DIRECTLY OR INDIRECTLY TO THIS AMENDMENT.

9.	Jurisdiction. The Company hereby (a) submits to the exclusive jurisdiction of any New York State or federal court sitting in New York City with respect to any actions and proceedings arising out of or relating to this Amendment, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or federal court, (c) waives the defense of an inconvenient forum, (d) consents to the service of process upon it by mailing or delivering such service to its address set forth in Section 17 of the DMA and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.	Severability. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

11.	Counterparts. This Amendment may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may not be amended except in a writing signed by each party hereto.

12.	Construction. Upon and after the effectiveness of this Amendment, each reference in the DMA to “this Agreement”, “herein”, “hereunder”, “hereof” or words of like import referring to the DMA shall mean and be a reference to the DMA as amended hereby.
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          Please indicate your acceptance to the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this First Amendment to Dealer Manager Agreement.

Very truly yours, EVERGREEN SOLAR, INC.
By:
Name:
Title:

Accepted as of the date first set forth above: LAZARD CAPITAL MARKETS LLC
By:
Name:
Title: